SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 4, 2010

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road

San Jose, California

95112

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2010, the Compensation Committee of the Board of Directors of Integrated Silicon Solution, Inc. (the “Company”) approved payouts under the Company’s executive bonus plan for fiscal 2010. Under the 2010 bonus plan, the Company’s executive officers were eligible to receive cash bonuses based on (i) the Company’s operating profit for fiscal 2010 and (ii) a discretionary amount established at the beginning of the fiscal year with the percentage payout of such amount determined by the Compensation Committee. Specifically, the bonus amount allocated to Scott Howarth was 2.0% of operating profit and the bonus amount allocated to each of John Cobb, K.Y. Han and James Han was 1.0% of operating profit. Due to the Company’s strong financial performance during the fiscal year and as an additional employee retention mechanism, the Compensation Committee determined that the portion of the bonus amount based on operating profit to be paid in cash would be capped to the extent of $12.2 million in operating profit and that the remaining bonus amount would be paid in restricted stock units (RSUs). As a result, Mr. Howarth was awarded a cash bonus of $244,000 and the cash bonus award for each of Messrs. Cobb, K.Y. Han and James Han was $122,000. In addition, Mr. Howarth was granted 75,628 RSUs and each of Messrs. Cobb, K.Y. Han and James Han was granted 37,814 RSUs. The shares subject to the RSU grants will vest and become exercisable to the extent of 50% of the total number of RSUs on the one (1) year anniversary of the date of grant and an additional 50% of the total number of RSUs on the two (2) year anniversary of the date of grant, provided in each case that the grantee remains an employee of the Company. With respect to the discretionary portion of the bonus plan, the Compensation Committee determined that each executive officer would receive 33.33% of the target amount or $40,000 for Mr. Howarth and $20,000 for each of Messrs. Cobb, K.Y. Han and James Han. Mr. Lee was not allocated any bonus amount for fiscal 2010 due to his reduced time status.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: November 9, 2010	/S/ JOHN M. COBB
John M. Cobb
Vice President and Chief Financial Officer